                                                               EXHIBIT 99.(b)(1)
                                                                  Execution Copy

CREDIT SUISSE FIRST BOSTON                            THE CHASE MANHATTAN BANK
Eleven Madison Avenue                                 CHASE SECURITIES INC.
New York, NY 10010                                    270 Park Avenue
                                                      New York, NY 10017


                                                             December 20, 2000

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA. 90067-2199

Attention of Albert F. Myers

                                Project Intrepid
                                ----------------
                     $6,000,000,000 Senior Credit Facilities
                     --------------------------------------
                                Commitment Letter
                                -----------------

Ladies and Gentlemen:

        You have advised Credit Suisse First Boston ("CSFB"), The Chase Manhattan Bank ("Chase" and, together with CSFB, the "Initial Lenders") and Chase Securities Inc. ("CSI" and, together with CSFB, the "Agents") that Northrop Grumman Corporation ("you" or the "Borrower") intends to acquire (the "Acquisition") a company that you have identified to us as Litton Industries, Inc. (the "Target") and to consummate the other Transactions. Capitalized terms used but not defined herein have the meanings assigned in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

        You have further advised us that, in connection therewith, the Borrower will obtain the senior credit facilities (the "Facilities") described in the Term Sheet, in an aggregate principal amount of $6,000,000,000, consisting of a 364-Day Revolving Credit Facility in a principal amount of $3,000,000,000 and a Five-Year Revolving Credit Facility in a principal amount of $3,000,000,000.

        In connection with the foregoing, you have requested that (a) we agree to structure, arrange and syndicate the Facilities, (b) CSFB and Chase agree to act as co-administrative agents, (c) CSFB and CSI agree to act as joint book managers and joint lead arrangers for the Facilities and (d) each Initial Lender severally commits to provide one-half of the principal amount of the Facilities.

        Each Initial Lender is pleased to advise you of its several commitment to provide up to one-half of the principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet.

        It is agreed that CSFB and Chase will act as co-administrative agents for the Facilities, that CSFB and CSI will act as joint book managers and joint lead arrangers for the Facilities and that we will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by the

Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

        We intend to syndicate the Facilities to a group of financial institutions (together with the Initial Lenders, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication satisfactory to us. Such assistance shall include
(a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and the Target's existing lending relationships, (b) direct contact between senior management, representatives and advisors of the Borrower, the Target and the proposed Lenders, (c) assistance by the Borrower and the Target in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndication and (d) the hosting, with us, of one or more meetings of prospective Lenders.

        We will manage, in consultation with you, all aspects of the syndication including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide, and to use commercially reasonable efforts to cause the Target to prepare and provide, to us all information with respect to the Borrower, the Target and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

        As consideration for the Initial Lender's several commitments hereunder and our agreements to perform the services described herein, you agree to pay to the Initial Lenders the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter").

        The Initial Lenders' several commitments hereunder and our agreements to perform the services described herein are further subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, operations, condition (financial or otherwise), or prospects of the Borrower, the Target and their respective subsidiaries, (b) there not having occurred any material adverse change or material adverse condition in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or the Target and its subsidiaries, taken as a whole, in each case since December 31, 1999, (c) there not having occurred after the date hereof a material disruption of or material adverse change in financial, banking or capital market conditions that has adversely affected the syndication of the Facilities, (d) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower, the Target or their respective subsidiaries being offered, placed or arranged, (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to us and our counsel, (f) our having been afforded a reasonable period following the date hereof to syndicate the Facilities and (g) the other conditions set forth in the Term Sheet.

     You agree (a) to indemnify and hold harmless each of CSFB, Chase, CSI and their respective affiliates and their respective officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will
                                   --------
not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse us from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter and the definitive documentation for the Facilities. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

    You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of us will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by us of services for other companies, and none of us will furnish any such information to other companies. You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

     This Commitment Letter and our commitments hereunder shall not be assignable by you without the prior written consent of the Initial Lenders and the Agents (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and indemnified persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons) and are not intended to create a fiduciary relationship among the parties hereto. Each Initial Lender may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall be by novation and shall release the assignor from the portion of its commitment hereunder so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lenders, the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that following our acceptance hereof and of the Fee
                   --------
Letter you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) to the Target and its attorneys, accountants and advisors, in each case in connection with the Acquisition and on a confidential and need-to-know basis.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders' commitments hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 29, 2000. The Initial Lenders' commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before March 31, 2001, then this Commitment Letter and the Initial Lenders' commitments and undertakings hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.

Before such date, we may terminate this Commitment Letter if any event occurs or information becomes available that, in our judgment, results or is likely to result in the failure to satisfy any condition precedent set forth herein or in the Term Sheet.

    We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON,

                                       by /s/ Richard B. Carey
                                          _________________________________

                                          Name:  Richard B. Carey
                                          Title: Managing Director

                                       by /s/ Eugene F. Martin
                                          ---------------------------------

                                          Name:  Eugene F. Martin
                                          Title: Senior Vice President


                                       THE CHASE MANHATTAN BANK,

                                       by /s/ Thomas H. Kozlink
                                          _________________________________

                                          Name:  Thomas H. Kozlink
                                          Title: Vice President


                                       CHASE SECURITIES INC.,

                                       by /s/ Patricia A. Brill
                                          _________________________________

                                          Name:  Patricia A. Brill
                                          Title: Managing Director


Accepted and agreed to as of
the date first above written:

NORTHROP GRUMMAN CORPORATION,


by /s/ Albert F. Myers
   -------------------------------

   Name:  Albert F. Myers
   Title: Corporate Vice President
          and Treasurer

CONFIDENTIAL
December 20, 2000                                                      EXHIBIT A




                               Project Intrepid
                               ----------------
                    $6,000,000,000 Senior Credit Facilities
                    ---------------------------------------
                   Summary of Principal Terms and Conditions
                   -----------------------------------------

Borrower:                          Northrop Grumman Corporation, a Delaware
--------                           corporation (the "Borrower").

Acquisition:                       The Borrower intends to acquire (the
-----------                        "Acquisition") a Delaware corporation
                                   identified as Litton Industries, Inc.
                                   (the "Target") pursuant to an agreement
                                   and plan of merger (the "Merger Agreement") to be entered into by the Borrower, a wholly owned special purpose subsidiary of the Borrower ("Merger Sub") and the Target.
                                   The Merger Agreement will provide either for
                                   (a) a tender offer to be made by Merger Sub for all the issued and outstanding capital stock of the Target at a purchase price of $80.00 per share, net to the seller in cash
                                   (the "Tender Offer"), followed by a merger
                                   (the "Merger") of Merger Sub and the Target in which, subject to stockholders' dissent rights, each share not tendered in the Tender
                                   Offer would be converted into the right to receive $80.00 in cash, or (b) a one-step statutory Merger of Merger Sub and the Target in which, subject to stockholders' dissent rights, each issued outstanding share of capital stock of the Target would be converted into the right to receive $80.00 per share in cash. In either event, the aggregate cash consideration payable to the stockholders of the Target in respect of the Acquisition would be approximately $3.972 billion. In connection with the Acquisition,
                                   (a) the Borrower and the Target will repay all amounts outstanding under, and terminate, their existing bank credit agreements (the
                                   "Existing Credit Agreements") and certain other existing debt (together with the Existing Credit Agreements, the "Refinanced
                                   Debt"), (b) the Borrower will obtain the senior credit facilities described below under the caption "Facilities" and (c) fees and expenses incurred in connection with the foregoing will be paid. The transactions described in this paragraph, together with the Acquisition, are collectively referred to herein as the "Transactions".

Sources and Uses:                  The approximate sources and uses of the
----------------                   funds necessary to consummate the
                                   Transactions are set forth in Annex II
                                   hereto.

Joint Book Managers and Joint      Chase Securities, Inc. ("CSI") and Credit
-----------------------------      Suisse First Boston ("CSFB") will act as
Lead Arrangers:                    joint book managers and joint lead arrangers
--------------                     for the Facilities

                                  (the "Arrangers"), and will perform the duties customarily associated with such roles.

Co-Administrative Agents:         The Chase Manhattan Bank ("Chase") and CSFB
------------------------          will act as co-administrative agents (the
                                  "Agents") for a syndicate of financial
                                  institutions (together will Chase and CSFB, the "Lenders"), and will perform the duties customarily associated with such role.

Payment Agent:                    Chase (the "Payment Agent").
-------------

Syndication Agent(s):             One or more financial institutions mutually
--------------------              acceptable to the Arrangers and the Borrower
                                  will be given the title of syndication agent.

Documentation Agent(s):           One or more financial institutions mutually
----------------------            acceptable to the Arrangers and the Borrower
                                  will be given the title of documentation agent.

Senior Credit Facilities:         Two unsecured Revolving Credit Facilities
------------------------          (each a "Facility" and together the
                                  "Facilities") in an aggregate principal amount of up to $6,000,000,000:

                                  (A) A 364-Day Revolving Credit Facility in an aggregate principal amount of up to $3,000,000,000 (the "364-Day Facility").

                                  (B) A Five-Year Revolving Credit Facility in an aggregate principal amount of up to $3,000,000,000 (the "Five-Year
                                       Facility").

Availability:                     Amounts borrowed and repaid may be reborrowed
------------                      subject to availability under the applicable
                                  Facility.

Purpose:                          The proceeds of the initial borrowings under
-------                           the Facilities will be used solely (a) to pay
                                  the cash consideration payable in the
                                  Acquisition, (b) to refinance the Existing
                                  Credit Agreements and Refinanced Debt and (c) to pay related fees and expenses. The proceeds of subsequent borrowings under the Facilities will be used for general corporate purposes.

Final Maturity:                   The Lenders' commitments under the 364-Day
--------------                    Facility will expire and the borrowings
                                  thereunder will mature on the date that is 364 days after the date of execution of definitive credit documentation for the Facilities (the
                                  "Closing Date"). Commitments under the Five-
                                  Year Facility will
                                      expire and the borrowings thereunder will mature on the fifth anniversary of the Closing Date.

Mandatory Reductions in               Commitments under the 364-Day Facility
-----------------------               will be reduced, and loans thereunder
Commitments:                          prepaid, from time to time by an amount
-----------                           equal to (a) 100% of the net cash proceeds
                                      of certain non-ordinary-course asset sales or other dispositions of assets by the Borrower and its subsidiaries and (b) 100% of the net cash proceeds of certain issuances of debt or equity securities of the Borrower and its subsidiaries.

Voluntary Reductions in               Voluntary reductions of the unutilized
-----------------------               portion of the commitments and prepayments
Commitments:                          of Revolving Credit borrowings will be
-----------                           permitted at any time, in minimum
                                      principal amounts to be agreed upon,
                                      without premium or penalty, subject to
                                      reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.


Representations and Warranties:       Usual for facilities and transactions of
------------------------------        this type and otherwise substantially in
                                      the form of those contained in the
                                      Borrower's Second Amended and Restated
                                      Credit Agreement dated as of March 1, 1996
                                      (the "Restated Credit Agreement"),
                                      including corporate existence; accuracy of financial information, absence of material adverse change; absence of material litigation; absence of breach or defaults;
                                      corporate action; necessary approvals; use of proceeds; ERISA matters; payment of taxes; ownership of properties;
                                      environmental matters; true and complete disclosure; material subsidiaries and intercompany debt.

Conditions Precedent to Initial       Usual for facilities and transactions of
-------------------------------       this type and otherwise substantially in
Borrowing:                            the form of those contained in the
---------                             Restated Credit Agreement, including
                                      delivery of satisfactory legal options,
                                      audited financial statements and other
                                      financial information; accuracy of
                                      representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority, and payment of fees and expenses.

                                      Either (a) the Merger shall be consummated substantially simultaneously with the closing under the Facilities or (b) the Tender Offer shall be consummated substantially simultaneously with the closing under the Facilities and there shall have been validly tendered thereunder and not withdrawn a majority of the capital stock of the Target, such that Merger Sub would be able to consummate the Merger without the vote of any other stockholder of the Target, in each case in accordance with applicable law and on the terms described herein; the Merger Agreement and all other related documentation shall be satisfactory to the Lenders; and none of such documentation shall have been amended, waived or modified in any material respect without the consent of the Lenders.

                                    After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other indebtedness to be agreed upon.

                                    The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower and the Target for the 1997, 1998 and 1999 fiscal years and (b) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower and the Target for each subsequent fiscal quarter ended 30 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

                                    The amount and nature of any environmental or health and safety liabilities, including any liabilities related to the presence or release of, or exposure to, hazardous substances, to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions shall be substantially consistent with the Agent's understanding thereof based on the disclosure contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                                    All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the other Transactions or the other transactions contemplated hereby.

Conditions Precedent to all            Delivery of notice, accuracy of
---------------------------            representations and warranties and
Borrowings:                            absence of defaults.
----------

Affirmative Covenants:                 Usual for facilities and transactions of
---------------------                  this type and otherwise substantially in
                                       the form of those contained in the
                                       Restated Credit Agreement, including
                                       delivery of financial statements and
                                       other financial information; maintenance of corporate existence and rights;
                                       performance of obligations, including
                                       payment of taxes and ERISA; compliance
                                       with law; delivery of notices of default and litigation; maintenance of satisfactory insurance and inspection of books and properties.

Negative Covenants:                    Usual for facilities and transactions of
------------------                     this type and otherwise substantially in
                                       the form of those contained in the
                                       Restated Credit Agreement, including
                                       limitations on restricted payments;
                                       limitations on dispositions of property;
                                       limitations on guarantees; limitations on mergers, acquisitions and asset sales;
                                       limitations on subsidiary equity
                                       issuances; limitations on liens;
                                       limitations on loans and investments;
                                       limitations on debt and hedging
                                       arrangements; limitations on acquisitions of Margin Stock and limitations on changes in business conducted by the Borrower and its subsidiaries.

Selected Financial Covenants:          Usual for facilities and transactions of
----------------------------           this type and otherwise substantially in
                                       the form of those contained in the
                                       Restated Credit Agreement (with financial definitions and levels to be agreed upon), including (a) maximum ratios of
                                       Funded Debt to Total Capitalization, (b) maximum ratios of Funded Debt to Cash
                                       Flow and (c) minimum ratios of Cash Flow minus Capital Expenditures to Fixed
                                       Charges.

Events of Default:                     Usual for facilities and transactions of
-----------------                      this type and otherwise substantially in
                                       the form of those contained in the
                                       Restated Credit Agreement, including:
                                       failure to pay principal, interest or
                                       other amounts; breach of representations and warranties; breach of covenants;
                                       certain bankruptcy events; cross default and cross acceleration; certain ERISA matters; certain judgments; and Change in Control (to be defined).

Voting:                              Amendments and waivers of the definitive
------                               credit documentation will require the
                                     approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender,
                                     (b) reductions of principal, interest or fees and (c) extensions of final maturity.

Yield Protection and Illegality:     Usual and customary, including but not
-------------------------------      limited to protection with respect to
                                     breakage costs, changes in capital
                                     requirements or their interpretation,
                                     changes in circumstances, reserves,
                                     illegality and taxes.

Assignments and Participations:      The Lenders will be permitted to assign
------------------------------       loans and commitments to other Lenders (or
                                     their affiliates) without restriction, or to other financial institutions with the consent of the Borrower and the Agents, in each case not to be unreasonably withheld.
                                     Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of $10,000,000. The Agents will receive a customary processing and recordation fee, payable by the assignor and/or the assignee, with each assignment.
                                     Assignments will be by novation.

                                     The Lenders will be permitted to
                                     participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of
                                     (a) increases in commitments, (b)
                                     reductions of principal, interest or fees and (c) extensions of final maturity.

Expenses and Indemnification:        The Borrower will indemnify the Arrangers,
----------------------------         the Agents and other Lenders and hold them
                                     harmless from and against all costs,
                                     expenses (including without limitation
                                     fees, disbursements and other charges of
                                     counsel) and liabilities of the Arrangers,
                                     the Agents and the other Lenders arising
                                     out of or relating to any claim or any
                                     litigation or other proceeding (regardless
                                     of whether the Arrangers, the Agents or any
                                     other Lender is a party thereto) that
                                     relates to the Transactions, including the
                                     financing contemplated hereby, the
                                     Acquisition or any transactions connected
                                     therewith, provided that none of the
                                                --------
                                     Arrangers, the Agents or any other Lender will be indemnified for any cost, expense or liability to the extent determined in the final judgment of a court of competent jurisdiction to have resulted from its gross
                                             negligence or willful misconduct.
                                             In addition, all out-of-pocket
                                             expenses of the Lenders for
                                             enforcement costs and documentary
                                             taxes associated with the
                                             Facilities are to be paid by the
                                             Borrower.

Governing Law and Forum:                     New York.
-----------------------

Counsel to Agents and                        Cravath, Swaine & Moore.
---------------------
Arrangers:
---------

                                                                         ANNEX I


Facility Fee:                     Facility Fees will accrue and be payable to
------------                      the Lenders on the aggregate amount of each
                                  Facility (whether drawn or undrawn),
                                  commencing on the Closing Date. Facility Fees will be payable in arrears at the end of each calendar quarter and upon the maturity date or the termination of the commitments. The rates at which the Facility Fees accrue will depend upon the ratings of Moody's Investors Service, Inc. and Standard and Poor's Ratings Services
                                  (the "Ratings") applicable to the Borrower's senior, unsecured, non-credit enhanced long-term debt (the "Index Debt"), as set forth in the table appearing at the end of this Annex
                                  I.

Interest Rates:                   The interest rates under the Facilities will
--------------                    be, at the option of the Borrower, Adjusted
                                  LIBOR or ABR, in each case plus spreads
                                  depending upon the Ratings, as set forth in the table appearing at the end of this Annex
                                  I.

                                  The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                                  Calculation of interest shall be on the basis of the actual days elapsed in a year in of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime
                                  Rate) and interest shall be and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                                  ABR is the Alternate Base Rate, which is the higher of Chase's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

                                  Adjusted LIBOR will at all times include statutory reserves.

                                                                        ANNEX II


                           Sources and Uses of Funds
                           (in millions of dollars)
                         (all figures are approximate)

Sources of Funds                            Uses of Funds
----------------                            -------------
Facilities 1/

     364-Day Revolver         $1,295.7      Purchase of Equity        $3,972.0

     5-Year Revolver           3,000.0      Retire Misc. Existing        511.5
                                            Debt & Preferred

Excess Cash/Option               262.8      Fees & Expenses               75.0
Proceeds                      --------                                --------



Total Sources                 $4,558.5      Total Uses                $4,558.5
                              ========                                ========

______________________

           1/ Represents amount to be drawn under the $6,000,000,000 Facilities on the Closing Date.

                             FEE AND SPREAD TABLES
                             ---------------------

==========================================================================================================
                                                                LIBOR           ABR             Drawn
                                           Facility Fee         Spread        Spread            Cost
  364-Day               Ratings              (bps per         (bps per       (bps per         (bps per
 Facility            (S&P/Moody's)            annum)            annum)         annum)           annum)
----------------------------------------------------------------------------------------------------------
Catagory 1            BBB+ or Baal or          10.0                65.0           0.0             75.0
                      higher
----------------------------------------------------------------------------------------------------------
Catagory 2            BBB or Baa2 or           12.5                87.5           0.0            100.0
                      higher
----------------------------------------------------------------------------------------------------------
Catagery 3            BBB- and Baa3            17.5               107.5           7.5            125.0
----------------------------------------------------------------------------------------------------------
Catagory 4            BBB- and Bal or          25.0               125.0          25.0            150.0
                      BB+ and Baa3
----------------------------------------------------------------------------------------------------------
Catagory 5            BB+ and Bal              30.0               145.0          45.0            175.0
----------------------------------------------------------------------------------------------------------
Catagory 6            Anything lower           37.5               187.5          87.5            225.0
----------------------------------------------------------------------------------------------------------

==========================================================================================================
                                                                LIBOR           ABR             Drawn
                                           Facility Fee         Spread        Spread            Cost
 Five-Year              Ratings              (bps per         (bps per       (bps per         (bps per
 Facility            (S&P/Moody's)            annum)            annum)         annum)           annum)
----------------------------------------------------------------------------------------------------------
Catagory 1            BBB+ or Baal or          15.0                60.0           0.0             75.0
                      higher
----------------------------------------------------------------------------------------------------------
Catagory 2            BBB or Baa2 or           17.5                82.5           0.0            100.0
                      higher
----------------------------------------------------------------------------------------------------------
Catagery 3            BBB- and Baa3            22.5               102.5           2.5            125.0
----------------------------------------------------------------------------------------------------------
Catagory 4            BBB- and Bal or          37.5               112.5          12.5            150.0
                      BB+ and Baa3
----------------------------------------------------------------------------------------------------------
Catagory 5            BB+ and Bal              42.5               132.5          32.5            175.0
----------------------------------------------------------------------------------------------------------
Catagory 6            Anything lower           50.0               175.0          75.0            225.0
----------------------------------------------------------------------------------------------------------